Final Transcript
SAP AMERICA: SAP Press Briefing
January 16, 2008/11:00 a.m. PST
PRESENTATION

W	We’re pleased to have you join us today as we announce our successful all-cash tender offer of Business Objects and unveil our joint vision and go-to-market strategy. A special welcome to those who are joining us from around the world via Webcast.

Let me take just a moment to introduce our leadership from both organizations here today, and then we’ll jump into the news. To my left, we have Henning Kagermann, CEO of SAP; Leo Apotheker, Deputy CEO and President of Global Customer Solutions and Operations; and our new guest, Jonathan Schwartz, CEO of Business Objects and soon-to-be CEO of the new joint business unit. Also joining us, in the front row we have Doug Merritt, who is our Executive Vice President of Business User Group and Corporate Officer at SAP; Vishal Sikka, Chief Technology

SAP AMERICA
Host: Shabana Kahn
January 16, 2008/11:00 a.m. PST

Officer at SAP; Zia Yusuf, Executive Vice President of Global Ecosystem and Partner Group at SAP; Peter Graf, Executive Vice President of Global Large Enterprise Marketing at SAP; Rami Branitzky, Managing Director of our lab here in Palo Alto; and Marge Breya, Executive Vice President of Marketing and Strategy for Business Objects.

At the conclusion of our program, we will be opening up the event to questions, so I want to advise those on the phone that questions can be submitted via e-mail to the following address: press@sap.com. We will begin taking questions online starting right now and continue throughout the event.

Let me also remind you that today’s event falls right in the middle of our quiet period, culminating with Q4 earnings on January 30th. As such, we will not address questions pertaining to financial performance or business outlook for 2008. All related questions should be reserved until the 30th. For reference also, the release issued today at 10:30 a.m. Pacific can be found on our Web site at sap.com/press. With that, we’ll get started. Please welcome Henning Kagermann.

SAP AMERICA
Host: Shabana Kahn
January 16, 2008/11:00 a.m. PST

H. Kagermann	Thank you. Welcome. You have heard that we are ready to execute on the acquisition of Business Objects. We have seized 87% of the shares now with the subsequent tender offer according to the French law, but it is by far enough to start immediately at day one with the integration of ... operation of Business Objects, which you know will operate mostly independently.

For SAP, it’s a key part of our strategy. That’s why we call it the strategic acquisition. It fits into our strategy. We feel it’s exactly the right partner for us at both the right timing and because it’s a fast-growing market segment. I think it makes sense to invest into this market segment. We, just to highlight, have four pillars in our strategy. We always communicate to the market that we will organically, with organic growth, outperform the market in our core business, which we have achieved over the last year. I think we are more or less the only one in the market who has shown this. If you look to our results again, you will see SAP with organic growth can gain market share. We gained 4% at this point in 2007 in enterprise applications.

Then we have highlighted that the key for success of our clients is process excellence and, because in the future it’s about innovation, we needed

SAP AMERICA
Host: Shabana Kahn
January 16, 2008/11:00 a.m. PST

solutions based on an open business process set form. The idea of SAP was to monetize this business platform. We have achieved this. We have huge momentum here. I could say at the beginning of the week that we add 1,000 NetWeaver systems every month.

The third pillar in this market, SAP believes that the future is business network confirmation, so it’s not a vertically integrated enterprise; it’s a network of specialists. We all know that most specialist of more companies, so we have to ... more companies an environment which helps them to plug into the network of the larger ... Therefore, we have added another key product to our portfolio for this market, SAP ByDesign. We launched this in 2007, so we achieved ...

So what was open was the last pillar, which is to get market leadership in the fast-growing market of business user applications that Merritt has built this year in Palo Alto with quite success. We had 120% growth from the last year when we launched these applications. Might we have the first slide here? Thank you.

With the combination with Business Objects, you can see that we combine two histories of success. Business Objects was the pioneer in business

SAP AMERICA
Host: Shabana Kahn
January 16, 2008/11:00 a.m. PST

intelligence and is the leader. It’s $1.25 billion U.S. in software and software-related services. We combine this with the leader in enterprise applications, SAP, ... about $10 billion U.S. Both companies ... success. Business Objects is the number one in business intelligence, fastest growing in financial performance management, the company who gives the broadest access to all types of paper ... internal and external, which I think is the base for success in business intelligence of the future.

SAP is perceived as the leader in governance system compliance, a new category. We have a business warehouse in our NetWeaver. We have 13,000 ... We have a breakthrough technology with the BI Accelerator, which helps companies to improve the performance of ... So you see, it’s a great combination, and this combination helps us to make ... look to the market and be immediately the number one in this market with a market share of 17%. It’s a $15 billion U.S. market with a growth between 9% and 12%, if you believe in the secrets of IDC, but I want to take mutual figures here. You see that SAP is also the leader in some of the top categories, in particular intelligence and GLC. We are the number two in financial performance management, but we have the highest growth rate and we have the ambition to be soon the number one here as well.

SAP AMERICA
Host: Shabana Kahn
January 16, 2008/11:00 a.m. PST

Let me conclude with saying what our key differentiated competitive differences are. Can I have the next slide, please? You can see SAP is not only the market leader. We are building our portfolio on the most open platform, which is important, and we are the only one that can offer to the market what we call business performance optimization in the closed loop.

I will take the final minute to explain what we mean. If you have such a broad portfolio of business intelligence applications like we have and it’s now together on an open platform, you can define strategy, you can break it down into KPIs, you can monitor, you can help people with the right analytics and contacts to make decisions faster, to get insight. But at the end of the day, you want to take immediate action. Now it’s the question of .... You can go to your IT department and ask, “Okay. Please, guys, can we implement these ... manufacturing or whatever into the underlying process platform?” Then ... companies could be that people are asking, “Yes, we can do it in eight months.” If it’s a company that has SAP, people will say, “Yes, we can do it tomorrow,” because of the closed link between the business leader of the platform and the business intelligence. Then, as part of the closed loop, we offer not only to get faster and better insight, as well as to transform the insight immediately into action, and

SAP AMERICA
Host: Shabana Kahn
January 16, 2008/11:00 a.m. PST

that speeds up the performance of the business. With that, I will send it over to Leo. Leo.

L. Apotheker	Good morning, ladies and gentlemen. Let me just try to give you a little bit of color of what we are trying to do. The deal closed successfully yesterday. It was a great event ... actually came from Las Vegas where we had the SAP field kickoff event and the Business Objects SQA event. We had the opportunity to share the good news. There was a huge amount of energy, a lot of excitement in both rooms, and we have a group of people who are extremely motivated, highly excited and eager to go out and make this thing happen, and that is very, very important.

As such, we are a combined SAP/Business Objects. We are now the leading organization in the world targeting the business user market. We have about 7,000 employees doing this. We have the largest R&D team in the world doing this with about 2,300 engineers. Equally important, if I look at the total picture, the SAP group has the privilege of adding about 700 additional salespeople, and that is quite some power that we can add to what is already probably the most successful sales force in the world. If you eliminate all of the joint customers, we will also end up having by far

SAP AMERICA
Host: Shabana Kahn
January 16, 2008/11:00 a.m. PST

the largest customer install base in the world, probably more than 60,000 customers who will be using either one of our products.

Last, but least, equally important, when you want to build such a strong group as the ecosystem, you will have seen this morning in the press release that we have great support for this acquisition by a vast ecosystem, all of whoever counts in the IT industry support this year, as you can see in the list of names. I won’t mention them. You can read them by yourself. But from a pure execution point of view, I believe Business Objects has about 800 outbound ISVs who are distributing Business Objects products. We have more than 2,000 ISVs, which we will be more than happy to turn into Business Objects ... as well. As you can see, there are synergies and capabilities ranging all over the place.

We are clearly the number one in the BI/BU market with about $2.5 billion in combined revenues. That puts us significantly ahead of Oracle and Hyperion, which are about $1.5 billion ahead of SAS, which is about $1.1 billion, and ahead of Cognos, which is $0.8 billion U.S., again same data source ... IDC.

SAP AMERICA
Host: Shabana Kahn
January 16, 2008/11:00 a.m. PST

We will deliver business optimization and business intelligence applications that are open, and that is extremely important. We really want to be totally open to any of the underlying data sources, any of the underlying data warehouses and any of the potential underlying transactional applications, even subpar ones. Our customers will benefit from the convergence of the market-leading applications in the areas where they have expressed the keenest interest, and these areas are, first of all, of course, governance risk and compliance and, at this day and age, if you see what’s happening in the financial industry, risk management in particular is a hugely important thing. Enterprise performance management is the essence of any management’s role at the end of the day—how do I make my enterprise perform better—business intelligence, our traditional business and, of course, enterprise information management.

More importantly, I believe that the SAP/Business Objects entity will actually help people address the most important transformational questions that they need to address in the years to come. Henning already alluded to these; but, first of all, we want to, as I said, leverage all data sources, be the internal, be the external, be the structured, be the unstructured, so that we can create true transparent insight that is relevant for any type of

SAP AMERICA
Host: Shabana Kahn
January 16, 2008/11:00 a.m. PST

decision maker, and CXO or actually any manager or, in a certain sense, any information worker out there to get finally access to all of the data that you need in an easy, convenient, speedy way.

The second thing that we will achieve through this combination is to enable people wherever they are, in any type of company, including these networks that Henning alluded to, to work as teams, as truly virtual teams; that they have all of the tools, all of the applications at their disposal, so they can really collaborate better and faster in any given business context ... business context, because that’s what we essentially do. We support business people and not the consumer.

Last, but certainly not least, it is the ultimate objective that we all have, which is to enable collaborative business networks. If you look at what we can both bring to the table, SAP has always been very strong in providing the business processes inside the four walls of an enterprise and inside the entire network of companies that want to collaborate. Together with Business Objects, we can now achieve the same thing at the user level. By combining the two ..., we can actually create the closed loop and create this virtuous environment that can actually drive true performance to a significant competitive advantage.

SAP AMERICA
Host: Shabana Kahn
January 16, 2008/11:00 a.m. PST

To hit the road running, so to speak, we will launch immediately nine combined software packages that will be available by the end of this month, which will be sold by both organizations. By this, we can demonstrate immediately the strong synergies between the two companies and actually show how quickly we have been able to progress in our integration efforts over the last few weeks and months.

These initial packages for business optimization include Financial Performance Management, the same package that is earmarked for CFOs and actually other business leaders as well, who want to increase the company’s financial performance and operational efficiency; Governance Risk and Compliance that we expand. That is meant to drive the corporate strategy, while controlling the risks that any business is exposed to, and to ensure full compliance with any regulatory requirements. We will also launch comprehensive initial packages for business intelligence, visualization and reporting, enterprise query, reporting and analyzes data integration and data quality management and, lastly, data services.

We haven’t forgotten the small and medium-sized enterprises either. They’re very important to both of us. Therefore, there is a package for

SAP AMERICA
Host: Shabana Kahn
January 16, 2008/11:00 a.m. PST

SAP Business All-in-One and Business Objects Edge, where we will combine the most robust mid to large business applications package with the most comprehensive BI designs specifically for the mid-market, and which puts the reports server, which is a complete reporting solution for small and mid-sized companies, which can benefit from the simplicity and working with a single IT vendor. Of course, we will continue to offer Business Objects Edge series to all of our SME customers, including all of our channel partners who will start to distribute these products as well.

So it’s pretty exciting. It’s a great day for all of us. I think I have spoken enough, and I will hand it over to John.

J. Schwartz	Thanks, Leo. Good morning. I’d just like to stress a couple of things. For one, having concluded the transaction, and Bernard Liautaud, our founder, and myself having worked so hard with the team for the past three months to bring together the teams in an efficient and collaborative way, first of all, we are very proud of what we’ve been able to achieve. The reception we had yesterday from the sales team, which was a standing ovation, in the sales kickoff speaks volumes of how well received it was and how proud our people are to have been able to, in essence, deliver the kind of

SAP AMERICA
Host: Shabana Kahn
January 16, 2008/11:00 a.m. PST

value they have delivered, and we recognize this value by an organization as global and large and successful as SAP.

I am very pleased personally of being able to join the SAP organization as the leader of the new group, which is the combined organization coming together from the SAP business user organization and the business objects team in and of itself. We, of course, are building our common vision, now working together. Our vision, just to give you a bit of a preview, is going to be all about transforming the way the world works, transforming the way businesses work by connecting people, by connecting people to information and by connecting people and information inside businesses and businesses together. So this whole ecosystem of information that supports good businesses, business decisions and good interaction between teams and between businesses is going to be the gist of our overall solution to the marketplace.

I am particularly happy to also be able to say that we have already created our combined organization. I’m very pleased to welcome Doug Merritt, who is the executive responsible for the business user organization, to my team. So, as I join SAP, he’s joining our team. Doug brings with him all of the business user applications, what we now call Performance

SAP AMERICA
Host: Shabana Kahn
January 16, 2008/11:00 a.m. PST

Optimization Application. We’re adding ours into it and so, together, we are, in essence, looking at a $400-plus million business unit that has responsibility for these high-end business performance applications.

Obviously, underneath that we’ll have the business intelligence platform, which is the combination of the business intelligence solutions and the enterprise information management solutions, which are the underlying data integration pieces. So a very comprehensive, broadest portfolio of any organization in the marketplace, far exceeding what IBM is doing with Cognos, far exceeding what Oracle is doing with Hyperion, far exceeding what any of the remaining independent vendors have out there. So we are charged, we’re ready to go. We’re very pleased with having this organization in place.

One of the key points I’d like to stress is that we, as an organization, remain very committed to the idea of openness to the idea of ... 80 in the platform and data sources that we support. While we are going to clearly align ourselves with the SAP organization, SAP technology and SAP sales force to reach the SAP customer, we are equally committed to the non-SAP customers, non-SAP platforms, non-SAP environment so that we can continue to support those customers that have invested with us. In fact,

SAP AMERICA
Host: Shabana Kahn
January 16, 2008/11:00 a.m. PST

our intention is to have a BI solution on top of Oracle that is better than Oracle’s BI solution on top of their own platform, as well, of course, as having by far and away the best solution in the SAP environment.

We are also very importantly committed to the idea of an open ecosystem. We are not going to limit access to our platforms to our partners. As we build the platforms, as we build the combined solutions, as we build the overall business intelligence offerings to the marketplace, we are welcoming both the SAP ecosystem and the business object ecosystem to stay onboard. We are going to continue to depend on them both to enhance and complement what we’ve done, technically speaking, but just as importantly to continue to allow us to go to market, especially in the mid-market area, as effectively as we possibly can.

The combined ecosystem of some 6,000 partners that are the combination of the SAP and Business Object partner community becomes a formidable engine for complementary offerings and complementary routes to market. So we remain committed to the openness of our platform and to the openness of the ecosystem.

SAP AMERICA
Host: Shabana Kahn
January 16, 2008/11:00 a.m. PST

Lastly, as we build on these key market trends that Leo described, the trend of connecting people, the trend of connecting information, the trend of connecting businesses, we believe that we will deliver the only solution in the marketplace that, in fact, has the opportunity to give customers the solution that connects strategy to execution. That strategy can be monitored and understood in the context of real-time data coming back to the business and the ability to implement changes into the underlying processes instantly, as we can understand the performance in the organization measured in the metrics that we deliver in the BI structure, so very complete, very comprehensive, by far and away leading portfolio both in terms of size and in terms of scope, open to both the SAP and non-SAP business base.

W	Great. Thank you, gentlemen. With that, we’ll get started with the Q&A. For those in the room, please wait to be recognized. We’ll bring a microphone over to you, and please introduce yourself. Again, we’re also taking questions from the Web at this time, and we’ll make sure we get to everyone’s questions during the session today or immediately thereafter. ... in the front.

SAP AMERICA
Host: Shabana Kahn
January 16, 2008/11:00 a.m. PST

M	... three months ago when you guys first announced this deal and later this week ... Today you’re here in town to discuss this; it was completed this week, yesterday, I think, or Monday, and they complete their deal. I’m not cynical enough to suggest that Larry Ellison was willing to spend another $2 billion today to upstage you, but can you speak to the coincidence of it?

H. Kagermann	... we are focusing, as you know, of our deal. That’s why we here. We are executing. What other people are doing

W	Great. Next question, in the front.

M	I’ll start with a question about Business Objects, and then I’ll ask about BI just to be polite. You mentioned how you’ll be able to give people real-time business intelligence by working some of the closest synergies between the SAP applications and the Business Objects software. Can you talk a bit more about that from a technology point of view? What type of integration can you do that you did not already do six months ago, for example? You already were partners with people who were already I think running Business Objects BI on its IT applications. What’s different? You talk about having an open platform for anybody’s

SAP AMERICA
Host: Shabana Kahn
January 16, 2008/11:00 a.m. PST

applications, but also about a type of linking between Business Objects and SAP. Tell us about the type of linking and how that looks.

M	Maybe I can start. First of all, if you want to do such a type of linking, you have to bring the engineers together. You know that we are an open industry, but there’s a lot of ... in our industry. That means, once you are not one company, you can do a lot better. You can really let the engineers work together. That’s an issue in our industry; let’s face the facts. Therefore, now we are able to bring the key engineers of both companies together, and that means that we’ll change, to some extent, the design ... the design in the future of the business intelligence applications built on an open platform, because Business Objects will benefit from the deep industry application knowledge of SAP.

On the other side, some of the SAP engineers will take advantage from the Business Objects capabilities and think differently and more innovative about what it means to bring, first of all, embedded analytics to the parties. Those analytical pieces, which are embedded in ... There’s a second point; SAP has announced recently that we will continue with our business process management. The business process management is something which is out in the market for so many years, but the question is what is

SAP AMERICA
Host: Shabana Kahn
January 16, 2008/11:00 a.m. PST

next ... business process management? In our case, it’s composite business processes, which build in business rules so that you can, let’s say, change in the slides the rules with our code. Now it comes as a third point, our business process management is

In traditional applications, you make a nice graphical picture in order to explain, let’s say, that’s how the code flows. Then people say, “That’s great. Now I understand, and why can’t we change this here?” Again, you come back and say, “Let’s ask the IT department if that’s possible and how long it takes.” ... environment like we bring into the market, the business people themselves can change the model and then the underlying course is generated. This is a kind of co-creation, co-optimization with the business people of the underlying platform. If you bring these pieces together, then you can ... what we can do together in the future.

W	Great. Next question, in the back.

M	Good morning. I’d like to maybe expand on some of John’s comments regarding ecosystems, and I’d like to sort of understand how you envision this new ecosystem. Is this really two ecosystems, because clearly you’re retaining a separate platform and separate sort of technology base ... is it

SAP AMERICA
Host: Shabana Kahn
January 16, 2008/11:00 a.m. PST

one ... try to keep those separate and direct partners in these two different directions?

H. Kagermann	What we really want to do is, of course, capitalize on the fact that we have two very strong ecosystems. In order to make this rather easy for our ecosystem partners, we want to create one face to the ecosystem world, but that doesn’t mean that everyone will have to do everything the same way. We want to, at least from outbound towards the ecosystem partners, create a uniformity and ease of use so that every ecosystem partner ... has an easy way to talk to us.

Now, per definition ... ecosystem, some people will continue to specialize. Some will be pure BI partners. Some others will be pure application partners. We hope that a new generation of people will emerge who will actually ... Now that’s one aspect of the equation. If you look at the other aspect of the equation, the larger players in this world, the HPs of the world, the IBMs of the world, etc., etc., it’s, of course, significantly easier for the combined entity to have a constructive dialogue with the so-called titans of technology.

SAP AMERICA
Host: Shabana Kahn
January 16, 2008/11:00 a.m. PST

J. Schwartz	I absolutely agree. Really I think the key point is going to be to try to optimize our processes and our programs so that, if you are an OEM partner or if you are an ISV that is somehow embedding technology or if you happen to be a ... that’s reselling technology from both organizations, that you really have one relationship rather than multiple relationships. It doesn’t mean that we are somehow going to try to force the partner organizations to become all things to all people. They will continue to be able to choose the aspects of the relationships that they wish to pursue and aspects that will not work for them.

As we ... in the case of the very large organization, the IBMs, the Accentures, the Siemens, the Wipros of this world, they’ll probably want to have a common architecture, common interface, common business relationship so that they know how to deal with us in one combined way. Some of the other players will want to have a different relationship. The point is we’ll remain open. We will remain welcoming of all players. We will remain very committed to going to market to our partners. Now I think, Zia, you might want to add to that.

Z. Yusuf	From the SAP side, we have an industrial leading position not only from the partners’ perspective, but also all the communities, the SAP

SAP AMERICA
Host: Shabana Kahn
January 16, 2008/11:00 a.m. PST

development and so on. So we’re going to be expanding those significantly. You’ll see in the next couple of weeks Business Objects has a ... community that we’re going to be linking up to ... It is one ecosystem in that sense. It’s going to be integrated. Our teams on the ground are already integrated, so the teams on the Business Object side and our side are coming together. Then the programs, as John said, will be harmonized during 2008.

As you can see from the press release, the very impressive and long list of names, and that still is just a sampling. The response from the partners, whether they’re service partners or technology partners, has truly been overwhelming in support of the new products, in support of the

M	The ... during 2008, does that mean the two ecosystems grow together over time?

M	They will absolutely grow. Leo mentioned the point of the ISVs. That’s a good example. Business Objects is a very strong OEM program. We have a very long list of ISVs that we hope will also become resellers of the Business Objects product.

SAP AMERICA
Host: Shabana Kahn
January 16, 2008/11:00 a.m. PST

M	Three years out, are there still two separate ecosystems? I don’t particularly like the word, but one more focused on the light and quick transactions that Business Objects customers might use and SAP’s, which is more focused on the diversity of customers from big to small? How would you describe the differences in the two?

M	It’s no different than the answer that Leo gave. I don’t believe there are two different ecosystems today. It is one integrated ecosystem. Almost all the SI partners that Business Objects has, plus another 3,000 are also SAP partners. Many of the ISVs are common. All the technology partners ... will be common. So it’s very much an integrated ecosystem from that perspective, and we hope to continue to increase the synergies. It’s the same way as we do with the products. It’s the same way we’ll do on the field side and the sales side.

M	Let me just try it one other way. Every partner has a ... relationship with the company, and it’s their own relationship. They can sit in two different programs that we have to participate in common things that are common to ISVs or common to SI, but ... each relationship is vital to the relationship. They sit under the umbrella of this common ecosystem.

SAP AMERICA
Host: Shabana Kahn
January 16, 2008/11:00 a.m. PST

M	Contrast it to some things that competitors are doing in the market. Is there something that you’re doing that’s fundamentally different than what some of your competitors are doing?

M	It’s an interesting point, because we have actually the leading ecosystem, per se, ... We don’t need to compare it to any competitor. We actually put ... they would need to compare themselves to what has been created over here ... was absolutely clear. There are a far less number of partners out there, and that’s ... how many companies would ... only as many Accentures in the world. These companies will have various ways to interact with the combined SAP group. It will be governed by one structure, by one process and one common way of dealing with partners. That doesn’t mean that they can’t interact more on the BI side or more on the application side. It’s up to them.

W	Great. Back to Rachel, please.

R. Gardner	This is Rachel Gardner from Bloomberg News. If you could go into some more detail of the organizational changes that you plan in the company now that the merger is complete, for example, will there be any SAP units that are moving into the Business Objects organization? Is Doug Merritt

SAP AMERICA
Host: Shabana Kahn
January 16, 2008/11:00 a.m. PST

going to stay in the United States and move to Paris? Do you have any plans to delist the company, to delist Business Objects?

M	We have asked Doug to oversee the entire portfolio of business performance optimization, reporting to John, within the Business Objects entity. I think Doug is not moving. He likes to stay here, and he will be also the head of the lab at Palo Alto. So there are no changes, because I think he has brought some visibility here to the environment for us, and people like to work with him.

We have also asked a few other members of his organization to join ..., but a final point ... First of all, we have to see how many ... we get. Definitely we want to have 100% ownership, and definitely we want to delist, no doubt. Why? Because it makes life much easier if you are a major shareholder ... minority shareholders. It’s a question of if you have the power which belongs to you, and we want 100% power. That means we want to be at the end of the day one company; we are listed once. That’s the target.

J. Schwartz	Just adding a small comment. In addition to Doug, we have two other members of the SAP family joining the Business Objects team: John

SAP AMERICA
Host: Shabana Kahn
January 16, 2008/11:00 a.m. PST

Nugent, who is going to run what we call a global field operation, and he’s also going to be responsible for the combined overlay sales force that’s focused on selling the Performance Optimization Applications. He’s going to report to me. He’s coming from the SAP America organization where he was the chief operating officer.

The other person joining us is Keith Costello. Keith comes from the SAP Services Americas organization. He’s going to lead the global services team at Business Objects. We’ve reorganized in other ways the Business Objects company to allow for these people to come onboard and to minimize the disruption.

The other point I’d make is that, while we are a French company and, therefore, we have a nominal French, if you will, headquarters, in reality, the critical mass of the business is in the Americas. The largest number of people, in fact, is in the Americas, including Canada, from that definition. My own office is actually just down the street in San Jose.

M	(inaudible response)

SAP AMERICA
Host: Shabana Kahn
January 16, 2008/11:00 a.m. PST

W	Great. Let’s come to a question from the Web. The question is, “The phrase ‘business performance optimization’ has been mentioned several times. Can you please talk more about what this means?” Perhaps a chance for Doug to jump in on this one as well.

D. Merritt	Sure. Thank you. What was formerly the Business User Applications is now been elegantly renamed Performance Optimization Applications. I think that captures the spirit even more effectively than Business User. The belief that we’ve been operating under for the past two years is that the core transactional differentiation within organizations is continuing to migrate from the repetitive, efficiency-oriented transaction that SAP has come to have an extremely strong position in to the core operations to run a business, engines like payroll, general ledger, order entry, the bread and butter of organizations, that is moving up the stack or across the stack to a more task or ad hoc types of processes that involve networks or teams or collaborations of organizations, divisions, across boundaries as part of the business network transformation orientation that we have.

The governance risk and compliance applications, the enterprise performance management applications and future applications we’ll be announcing throughout the this year and the coming years are all

SAP AMERICA
Host: Shabana Kahn
January 16, 2008/11:00 a.m. PST

emblematic of the new set of processes and capabilities that we’re driving into organizations. For us, Performance Optimization is marrying the benefits of business intelligence, the ability to grab data from a myriad of sources, structured or unstructured, and make sense of that data, irrespective of what the origination of that data and what the semantics around that data are, combining that with new capabilities around teaming and collaboration and new capabilities around flow. Business process management is something that Henning talked a bit about. It’s also coupled now with event management, rule management and other next-generation characteristics of more adaptive business applications.

The combination of those three, as we stretch the BI platform into every type of data, irrespective of where the data originated from and into the flow and collaborative capabilities, provides new increasing opportunities for automation. That combination of the applications and the platform is a client’s business performance optimization.

W	Okay. In the back, Brian.

M	Thanks. There’s been some discussion on this, but this was a pretty sizable acquisition for you guys. Can you guys talk a little bit more about

SAP AMERICA
Host: Shabana Kahn
January 16, 2008/11:00 a.m. PST

are you guys leaving the door open for more of these kinds of larger acquisitions?

H. Kagermann	It’s interesting whenever people are asked this, they misunderstand you, so I try to give a very precise answer. You never in life should exclude an opportunity in business. The question is where are your priorities, and our priority was always to grow organically, and it will be a priority in the future, because that’s the most difficult. Organic growth is number one in SAP. But if there is a unique business opportunity to expand our market, to expand our capabilities, to go into adjacent markets through an acquisition, we will do it, if it makes sense for our shareholders and for our customers. These are things you cannot always plan ahead. Sometimes you have the opportunity and you have to take them. We cannot always prepare the market for everything you want to do.

W	Great. Up front.

M	I have to ask the BI question, sorry, just to get it out of the way for five minutes. Oracle appears now to have acquired a world-class set of middleware that was arguably a differentiator for you before with NetWeaver. They also have probably many thousands more customers. It

SAP AMERICA
Host: Shabana Kahn
January 16, 2008/11:00 a.m. PST

appears to make them a more formidable competitor. Can you comment directly on how this changes the landscape and how SAP will continue to compete with this larger company?

H. Kagermann	So far we compete very successfully ... make not only one common ... leading technology company. Now that they are acquiring ... which is interesting for me.

W	Another question from the Web from Matt Ensina at Computer Wire. He asks, “Where do you see product overlap and how will these be reconciled?” ... can jump in on that one.

V. Sikka	One of the things that we were very surprised was the ... portfolios of the two companies was very, very synergistic. If you look at Business Objects’ portfolio, on the EIM side, the EIM and IBB layers are by far very complementary to what we have. The ability to extract data out of unstructured data sources and ... data sources is very complementary to what we do. We have a business warehouse, and Business Objects does not have a warehouse product. On the other hand, the ... that they have are very synergistic to the centralized warehouse for more departmentalized types of scenarios and so forth. The IDD layer .... reporting analysis

SAP AMERICA
Host: Shabana Kahn
January 16, 2008/11:00 a.m. PST

virtualization is by far the best in the world that Business Objects has. We were actually very pleasantly surprised by the lack of overlap between the two portfolios.

Similarly, on the application side, there are some overlaps; but, by and large, the competency of Business Objects has been in consolidation and in profitability management and so forth. We bring in other capabilities on business planning and things like that. That has been actually one of the most pleasant surprises of this whole process is the synergy that we see on the product side.

W	Thanks, Vishal. Back to Rachel.

R. Gardner	I’m wondering if you can tell me, do you expect growth in 2008 to match growth from 2007? One of the issues obviously is the entire software industry is looking at tech spending. Most companies are complaining that they’re not seeing really clearly what the tech spending environment is going to be like. Is this much of a worry to you, and can you talk about that?

SAP AMERICA
Host: Shabana Kahn
January 16, 2008/11:00 a.m. PST

M	We will give you the answer at the end of ... as you expect, but what we can do ... clients can give you a feeling of, let’s say, what he gets as a response from our clients.

L. Apotheker	I can’t predict 2008 yet, but I can talk about 2007, because we just closed the quarter and it isn’t that long time ago. It should safely give us at least some clues about what might be happening in the future. You know that we had a very strong fourth quarter, characterized by yet more double-digit growth, actually the highest double-digit growth we have achieved since the year 2000, which is pretty good. It occurred everywhere, in all of our regions, which seems to indicate that we are not exactly on the edge of a global recession. It actually occurred across all of our industries, which seems to indicate also that there is a healthy demand for our type of offering.

I can only talk about SAP. I’m not going to venture into making a global economic forecast. A very important data point is a few things, and it brings us actually back to the deal that we are so proud to talk about today. More and more companies understand that ... situations, collaboration among them becomes even more important. More and more companies understand that, when the economy gets a bit rougher, insight,

SAP AMERICA
Host: Shabana Kahn
January 16, 2008/11:00 a.m. PST

intelligence, good business decisions become even more crucial; great data and then perfect execution matter even more than ever before. I think that probably one of the reasons why the fourth quarter was such a good one, there is indeed real demand to become even better businesses and, even more than that, to actually organize, if you want the term, ecosystem or the network of partners around yourself to actually be able to weather the potential storm.

Now, if you look at our portfolio of businesses, we are extremely well balanced regionally, by industry, by category of company, size of company, so that it would really require a global cataclysmic recession for us to have a slowdown everywhere. Now I’m not Alan Greenspan; I can’t predict or at least wouldn’t want to make any predictions here, but the dynamics are there.

Maybe the last data point just for you to consider, the last time there was a recession, and this is not the first recession that some of us had to weather, actually was pretty good for us, because many companies actually decided that it’s even more important to be extremely performance driven and efficient. Usually when you want to be performance driven and efficient, you come to people such as SAP.

SAP AMERICA
Host: Shabana Kahn
January 16, 2008/11:00 a.m. PST

M	One point to add that’s more general. Global competition will not allow companies let’s say to stop investing. People ... what Leo said ... engaging and investing in the business network. People believe this is something that the companies in the developed countries are doing, in the U.S., in Japan, in whatever. Whenever you go to the emerging ones, like China and India, these are the guys that you also see manufacturing, where you’ll start ... I can tell you ... which surprised me that you’ll find ... business innovations in these countries already today that people believe are exclusive here in the U.S., in Europe or whatever. I think everybody in these developed countries have to see that they’re not overtaken by this country; that we’ve pushed them to invest into the future as well.

W	We have one more question from the Web, perhaps for John. “Over the past few months, we’ve seen a lot of consolidation in the BI market. How will things continue to evolve over the next 12 to 18 months? Is the market maturing or slowing down?”

J. Schwartz	The BI market is a software market, and the software market is notorious for new innovations starting at the edges with venture capitalists coming up with new ideas or people coming up with new ideas with the venture

SAP AMERICA
Host: Shabana Kahn
January 16, 2008/11:00 a.m. PST

capitalists and support. So yes, while an enormous amount of consolidation did take place with us and Cognos and Hyperion and potentially others being taken out, in reality, there is just as much innovation flowing in at the low end as there always was. I would expect that, as long as the BI market continues to grow at the ten points annually that it does, it will invite a lot of new activity and a lot of new competition. That’s good, because, for one, it’s a source for new opportunities for us, and it’s also good because it will keep us on our toes.

W	Thank you. Jacques.

M	Other than the very brief mention at the beginning, Business ByDesign has sort of not been talked about very much. I’m wondering if you could discuss what potential impact the infusion of technologies in Business Objects may make on that. Perhaps, vice versa, is there something about what you do in Business ByDesign that may help this new organization?

H. Kagermann	I would say the part where we will not separate things like ... Business ByDesign, because it’s also an entirely different business model. They are allowed to do whatever they want ... and incorporate it into one end-to-end solution. They’re already very keen to take something from the Business

SAP AMERICA
Host: Shabana Kahn
January 16, 2008/11:00 a.m. PST

Objects portfolio and merge it more or less into ByDesign architecture and offering. Isn’t this obvious, because with Business ByDesign, we go with an on-demand offering and on-demand means it’s more or less transparent to the end user what’s behind ... We would be stupid not to put the best behind the firewall and give the best possible to the user here. They have all the rights to select the best what’s possible.

J. Schwartz	Just to add to what Henning said, one of the things that Business Objects has done very well is the on-demand. There are more than 50,000 subscribes on-demand ... We are really excited about everything there.

M	Actually just to add to that, we are now well over 70,000 subscribers leaving the end of last year, and we have a multi-tenant platform that allows people to bring their applications and plug them into the environment rather easily. So our ecosystem can benefit from that, and we hope that ultimately we’ll be able to somehow share that technology in SAP as well.

W	Jeff, I know you had a question.

Jeff	... Why was it important to organize in this way?

SAP AMERICA
Host: Shabana Kahn
January 16, 2008/11:00 a.m. PST

M	It’s because we have two large client ... is one reason ... Business Objects/SAP. The other ones are the 10,000 of customers that have Business Objects and not selected SAP, which we like, because there’s a big potential for the future, and we want them to sell as much as possible and acquire as much as possible the customers which have not SAP so far. That’s the first reason. The second is obviously that we want to protect, to some extent, these big agnostic independent underlying warehouses and transaction systems. You can imagine, if you fold them in automatically, then it’s obvious that people will more push them in the direction that they work best with SAP transactions, but not with the other. That’s normal human nature ...

W	I think we have time for one final question. James, did you have an additional?

James	Yes. Henning, I asked you this when you announced the acquisition, and I’d like to ask again. Did you buy Business Objects primarily for the technology or for the customers for business intelligence, or were they equally important?

SAP AMERICA
Host: Shabana Kahn
January 16, 2008/11:00 a.m. PST

H. Kagermann	It was important that we buy innovation. With that, we are not buying customers and we are not buying market share and we are not buying maintenance, as other people are doing in the market. We look if there is innovation in the market. If we buy it, we believe we cannot achieve that at least not in the five or more years or never, so that we extend our capabilities, and I always said market leadership to innovation, and that’s what we’re trying to achieve here. We have something unique. This is a leader in business intelligence, and that we wanted to add. That’s it.

W	We can actually do one final question. Rachel with the fabulous red shoes in the back.

H. Kagermann	I forgot, because of the great leadership of John and all the other people at Business Objects as well.

R. Gardner	I have a question about Business ByDesign, which was mentioned earlier. You had previously said you expected Business ByDesign to be a volume business by the first quarter of this year. Is it already on target? Is it a volume business yet? How many customers do you have for Business ByDesign, and is this pickup a distraction which you expected?

SAP AMERICA
Host: Shabana Kahn
January 16, 2008/11:00 a.m. PST

H. Kagermann	Let me be precise. We have said we wanted to prove in 2008 that we are volume ready in all areas. We have proven ... if it would be an enormous product ... go to general availability, and because ... we wanted. To be really a volume business, we need 2008, because volume means not only from a product stability point of view, but it’s much more to do with our sales operation, with our TCOs, with our entire operation, because it’s on demand. Here still we have a way to go in order to get let’s say so much down that we can build a profitable business. Our promise to the market was, in 2008, we will prove that we can build a profitable volume business.

M	That work is actually underway. There are very significant ... for each quarter to achieve that. By the way, we actually report on the financial expenses correlated to that offer every quarter.

M	(inaudible response)

M	We have never communicated

SAP AMERICA
Host: Shabana Kahn
January 16, 2008/11:00 a.m. PST

W	Great. Let’s wrap up there. Any final thoughts from gentlemen on stage? Henning, any final comments in terms of the importance of the news today?

H. Kagermann	For us it’s one of the most important things we have done in SAP. You have mentioned at the beginning it’s the largest acquisition in our history, so it’s a key multiple, and I think we are lucky to be part of it. We think we have one stellar milestone every year. Last year we had Business ByDesign, which was the most important launch after our suite. Now we have the largest acquisition in our history ...

M	(inaudible response)

W	Thank you, everyone, for joining us today. With that, we say good day from Palo Alto.
Additional Information
This transcript is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any Business Objects securities. The complete terms and conditions of the U.S. offer are set forth in the U.S. Offer to Purchase and related documentation filed with the U.S. Securities and Exchange Commission (the “SEC”) by SAP AG and SAP France on Schedule TO and the recommendation of the Business Objects board of directors with respect to the U.S. offer is set forth in the solicitation/recommendation statement filed with the SEC by Business Objects on Schedule 14D-9. The complete terms and conditions of the French offer are set forth in the Note d’Information and Note en Réponse filed by SAP France and Business Objects with the

SAP AMERICA
Host: Shabana Kahn
January 16, 2008/11:00 a.m. PST

French stock exchange authority (Autorité des marchés financiers, “AMF”) which are available on the websites of the AMF (www.amf-france.org) and respectively SAP France (www.sap.com) and Business Objects (www.businessobjects.com), and may be obtained free of charge respectively from SAP France SA and Deutsche Bank AG, and Business Objects.
Business Objects shareholders and other investors should carefully read all tender offer materials, including the U.S. Offer to Purchase and all related documentation filed by SAP AG and SAP France on Schedule TO, the Schedule 14D-9 filed by Business Objects as well as the Note d’Information and the Note en Réponse filed by SAP France and Business Objects because these documents contain important information, including the terms and conditions of the tender offers. Business Objects shareholders and other investors can obtain copies of the tender offer materials and any other documents filed with the AMF from the AMF’s Web site (www.amf-france.org) or with the SEC at the SEC’s Web site (www.sec.gov), in both cases without charge. Materials filed by SAP AG and SAP France may also be obtained for free at SAP’s Web site (www.sap.com), and materials filed by Business Objects may be obtained for free at Business Objects’ Web site (www.businessobjects.com). Stockholders and other investors are urged to read carefully all tender offer materials prior to making any decisions with respect to the Offers.